EXHIBIT 99.1

For Immediate Release Liberated Syndication Inc. (LSYN) February 23, 2022

Liberated Syndication Announces

Agreement to Acquire Podcast Ad Reps

Acquisition Will Accelerate Scale of Libsyn’s Growing Advertising Business

Over 120 Exclusive Shows to Join the AdvertiseCast Marketplace

New Content includes Inside Marvel, Almost 30, The Official Yellowstone Podcast, and Gilbert Gottfried’s Amazing Colossal

Pittsburgh, PA – February 23, 2022 - Liberated Syndication Inc. (LSYN) (“Libsyn” or the “Company”), the industry’s leading podcast hosting platform and advertising marketplace, today announced that it has entered into a definitive agreement to acquire Podcast Ad Reps LLC (“PAR”), a leading podcast advertising company. PAR and its team members will be combined with Libsyn’s AdvertiseCast business, one of the largest independent and fastest-growing podcast advertising marketplaces. Rick Selah and Anthony Savelli, PAR’s founders, and Co-CEOs, will join AdvertiseCast’s leadership team.

“I am thrilled to announce this acquisition,” said Libsyn’s CRO Dave Hanley. “On the heels of AdvertiseCast’s continued growth, we looked throughout the industry for additional opportunities to connect great content with our growing roster of advertisers. We quickly identified PAR and its leadership team as best-in-class and believe they will be a great addition to the AdvertiseCast organization. On behalf of everyone at Libsyn, we feel fortunate to partner with industry leaders like Rick and Anthony and to embark on this new chapter of growth as we all look forward to helping more creators thrive.”

Founded in 2018, PAR enables podcast advertising for over 120 exclusive podcasters on its network and allows advertisers and agencies to efficiently buy and manage advertising campaigns in the podcast sector. PAR revenue has grown rapidly, increasing over 100% year-over-year in 2021 to approximately $8 million. Since inception, PAR has scaled profitably with no outside investment and serves such top podcasting shows as New Rockstars Inside Marvel, The Official Yellowstone Podcast, Almost 30 Podcast, and Gilbert Gottfried’s Amazing Colossal Podcast. PAR provides Libsyn with more host-read inventory that Libsyn can begin to sell immediately as well as more publishers for Libsyn’s emerging programmatic advertising business.

PAR founders and Co-CEOs Rick Selah and Anthony Savelli commented, “Our goal at PAR is to empower the creator economy by offering a no-strings-attached, simple advertising service that can amplify the specific creative processes of our podcasters. We are incredibly proud that the vast majority of our original publishers have remained with us since our launch and credit the company’s success to our incredible team and our brand-friendly approach. We are excited to partner with Libsyn and AdvertiseCast and to deliver more services to even more creators on this larger platform.”

Libsyn’s CEO Brad Tirpak continued, “With the acquisitions of AdvertiseCast in June 2021 and now PAR, Libsyn is well-positioned to continue to rapidly scale in the podcast advertising market, which PWC estimates will reach ~$3.5 billion by 2025. We plan to continue to invest in our award-winning hosting platform, expand both our host-read and programmatic advertising efforts, and look for new ways to make Libsyn the preferred destination for both creators and advertisers.”

The acquisition’s closing is subject to customary closing conditions and is expected to occur in Q1 2022.

Wolfson Partners LLC served as Libsyn’s financial advisor and Faegre Drinker Biddle & Reath LLP served as Libsyn’s legal counsel. Randall Greer PLLC served as legal counsel to PAR.

About Liberated Syndication

Founded in 2004, Liberated Syndication Inc. (“Libsyn”) is the leading ‘Podcasting As A Service’ platform that empowers creators to host, distribute, monetize, amplify, and measure their audio content. In 2021, the Company delivered over 6 billion downloads and hosted over 5.8 million podcast episode files from more than 75,000 podcasts around the world. Libsyn’s dynamic, open ecosystem is designed to meet the needs of the full spectrum of podcast creators and foster the effortless creation, development, monetization, and growth of their podcasts. Brands powered by the Company include podcast creation platform, Libsyn Studio; Glow; web hosting platform, Pair Networks; and Libsyn’s AdvertiseCast, the industry’s premier podcast advertising marketplace that connects advertisers with podcasters.

For Immediate Release Liberated Syndication Inc. (LSYN) February 23, 2022

Libsyn is based in Pittsburgh with associates in 19 states and new team members in Dallas, Chicago Orlando, and Jackson Hole.

Visit https://www.podadreps.com/podcasts-all to see some of the podcasts joining the AdvertiseCast marketplace.

Visit libsyn.com or investor.libsyn.com for more company information.

Contact:

At the Company:

Laurie Sims, Chief Operating Officer

Liberated Syndication

investor@libsyn.com

Jeremy Hellman, CFA, VP

The Equity Group Inc.

(212) 836-9626

jhellman@equityny.com

Forward-Looking Statement

This press release includes statements which may constitute forward-looking Statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “would,” “will,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements contained herein may relate to future events, including our financial performance, the closing of the PAR acquisition, the anticipated timing of the closing of the PAR acquisition, and the integration of PAR with AdvertiseCast and Libsyn.

These statements are subject to risk, uncertainties, and assumptions as to future events and may differ materially from actual future results or events. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise, except as required by law. There are important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to, those related to the outbreak of the coronavirus (“COVID-19”) and the global spread of COVID-19 during 2022, our change in business strategy towards more heavy reliance upon on our new talent segment and wholesale channels, our recent management and Board of Directors changes, actions of regulators (including the Securities and Exchange Commission) concerning our business operations or trading markets for our securities, the extent to which we are able to develop new services and markets for our services, our significant reliance on third parties to distribute our content, the level of demand and market acceptance of our services and the “Risk Factors” set forth in our most recent Annual Report on Form 10-K, Quarterly Reports on 10-Q and other filings with the Securities and Exchange Commission.